Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, we hereby consent to the inclusion of the information included or incorporated by reference in this Registration Statement on Form S-3 and in the related Prospectus (collectively, the “Registration Statement”) with respect to the oil and gas reserves of Petrohawk Energy Corporation as of the years ended December 31, 2006, 2007, and 2008 which information has been included or incorporated by reference in this Registration Statement in reliance upon the reports of this firm and upon the authority of this firm as experts in petroleum engineering. We hereby further consent to all references to our firm included in this Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Thomas J. Tella II
Thomas J. Tella II, P.E. Senior Vice President

Dallas, Texas

September 14, 2009

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